Exhibit 15.1

27 March 2020	Our Ref: JWYL/KH/B4480-H20228

Dear Sir or Madam

BILIBILI INC.

Building 3, Guozheng Center

No. 485 Zhenli Road

Yangpu District

Shanghai, 200433

People’s Republic of China

Dear Sirs,

FORM 20-F

We consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation —Cayman Islands Taxation” in the Annual Report on Form 20-F of Bilibili Inc. for the year ended 31 December 2019 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on 27 March 2020 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We also consent to the filing with the Commission of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS
WALKERS (HONG KONG)